Exhibit 10.1

ORGANOGENESIS INC.

August 6, 2019

Dan Road Associates LLC

85 Dan Road Associates LLC

275 Dan Road SPE LLC

65 Dan Road SPE LLC

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement dated as of March 14, 2019 (the “Credit Agreement”) among Organogenesis Holdings Inc., Organogenesis Inc. (the “Tenant”) and Prime Merger Sub, LLC (collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Silicon Valley Bank, as administrative agent (the “Administrative Agent”), and (b) the Subordination Agreement, dated as of March 14, 2019 (the “Subordination Agreement”) among each of you (collectively, the “Creditors”) and the Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Credit Agreement. Each of the Creditors, as a landlord or parent entity of a landlord party to the leases identified on Schedule I hereto (together with any replacements, amendments or modifications, the “Leases”), has extended credit accommodations to the Tenant under the Leases. Pursuant to the Subordination Agreement, the Creditors agreed to subordinate all obligations of the Tenant (and the other Borrowers) to the Creditors (including, without limitation, rent, interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) existing as of March 14, 2019, in each case in respect of Tenant’s accrued but unpaid rent obligations under the Leases as of March 14, 2019, in an amount equal to $10,335,513.47 (the “Subordinated Debt”). Pursuant to the Subordination Agreement, the Borrowers will not pay all or any part of the Subordinated Debt until the Senior Debt (as defined in the Subordination Agreement) has been fully paid.

The parties hereto agree that each Creditor shall be entitled to receive interest on the Subordinated Debt, for the period commencing April 1, 2019, at a rate per annum equal to the greater of (A) the Prime Rate plus three and three-quarters of one percent (3.75%) and (B) nine and one-quarter of one percent (9.25%), which is the rate applicable to Term Loans under the Credit Agreement (the “Term Loan Rate”).

Accrued interest is payable in cash on the date when Subordinated Debt is repaid (as to the principal amount so repaid). Accrued but unpaid interest shall not itself bear interest.

This letter agreement and the terms hereof will be governed by and construed in accordance with the laws of the State of New York. This letter agreement may be executed in counterparts. Please indicate your acceptance hereof by signing in the space provided below.

ORGANOGENESIS INC.

By:	/s/ Timothy M. Cunningham
Name:	Timothy M. Cunningham
Title:	Chief Financial Officer

Agreed to and Accepted: DAN ROAD ASSOCIATES LLC

By:	/s/ Alan Ades
Name:	Alan Ades
Title:	Manager

85 DAN ROAD ASSOCIATES LLC

By:	/s/ Alan Ades
Name:	Alan Ades
Title:	Manager

275 DAN ROAD SPE LLC

By:	/s/ Alan Ades
Name:	Alan Ades
Title:	Manager

65 DAN ROAD SPE LLC

By:	/s/ Alan Ades
Name:	Alan Ades
Title:	Manager

Schedule I

Leases

Landlord	Leased Premises	Creditor Parent of Landlord (if applicable)	Allocated Portion of Subordinated Rent
65 Dan Road SPE, LLC	65 Dan Road, Canton, MA	N/A	$1,046,059.71

85 Dan Road Associates LLC	85 Dan Road, Canton, MA	N/A	$2,222,756.12

Dan Road Associates, LLC	150 Dan Road, Canton, MA	N/A	$2,003,909.23

275 Dan Road SPE LLC	275 Dan Road, Canton, MA	275 Dan Road Associates, LLC	$5,062,788.41

Total			$10,335,513.47